                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                                  VERSAR, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration no.:

--------------------------------------------------------------------------------

     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

--------------------------------------------------------------------------------

                             [VERSAR INC. LOGO]

Dear Stockholder:

     You are cordially invited to attend Versar, Inc.'s Annual Meeting of Stockholders to be held at our offices, 6850 Versar Center, Springfield, Virginia 22151, on Wednesday, November 18, 1998, at 10:15 a.m. local time.

     The matters scheduled for consideration at the meeting are the election of directors and other matters described in the enclosed Proxy Statement. We will also report to you on Versar's condition and performance, and you will have the opportunity to question management on matters that affect the interests of all stockholders.

     You can reach the offices of Versar by car, from either I-395 or I-495. From I-395: exit Edsall Road West to Backlick Road; left (south) on Backlick to Hechinger Drive; left on Hechinger Drive to Versar Center. From I-495: exit Braddock Road East to Backlick Road; right (south) on Backlick to Hechinger Drive; left on Hechinger Drive to Versar Center.

     The stockholders' interest in the affairs of Versar is encouraged and it is important that your shares be represented at the meeting. We hope you will be with us. WHETHER YOU PLAN TO ATTEND OR NOT, PLEASE COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE POSTPAID ENVELOPE PROVIDED. Sending in your proxy will not limit your right to vote in person or to attend the meeting, but it will assure your representation if you cannot attend. Your vote is important.

                                          Sincerely yours,

                                          /s/ BENJAMIN M. RAWLS
                                          Benjamin M. Rawls
                                          Chairman and Chief Executive Officer
October 19, 1998

                             [VERSAR INC. LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Versar, Inc.

     The Annual Meeting of Stockholders of Versar, Inc. (the "Company") will be held at the Company's offices, 6850 Versar Center, Springfield, Virginia 22151, on Wednesday, November 18, 1998, at 10:15 A.M. local time for the following purposes:

        1. To elect nine directors to serve until the 1999 Annual Meeting of Stockholders;

        2. To amend Versar, Inc.'s Certificate of Incorporation to change the par value of the undesignated preferred stock from $25.00 to $.01 per share.

        3. To ratify the appointment of Arthur Andersen LLP as independent accountants for fiscal year 1999; and

        4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record at the close of business on October 2, 1998, will be entitled to notice of and to vote at the meeting and any adjournments thereof.

     Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement regarding the matters to be acted upon at the meeting.

                                          By Order of the Board of Directors,

                                          /s/ JAMES C. DOBBS

                                          Secretary
October 19, 1998

                                IMPORTANT NOTICE

                            YOUR PROXY IS IMPORTANT

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE POST-PAID ENVELOPE PROVIDED.

                              [VERSAR INC. LOGO]

                                  VERSAR, INC.

          ------------------------------------------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                               NOVEMBER 18, 1998

          ------------------------------------------------------------

                                    GENERAL

     This Proxy Statement and the enclosed proxy card are being mailed on or about October 19, 1998, to Stockholders ("Stockholders") of Versar, Inc. ("Versar" or the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies for use at the 1998 Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Company's offices at 6850 Versar Center, Springfield, Virginia 22151, on November 18, 1998, and any adjournment or postponement thereof. Any person giving a proxy pursuant to this Proxy Statement may revoke it at any time before it is exercised at the meeting by filing with the Secretary of the Company an instrument revoking it or by delivering to the Company a duly executed proxy bearing a later date. In addition, if the person executing the proxy is present at the Annual Meeting, he or she may revoke such proxy by voting his or her shares in person. Proxies in the form enclosed, if duly signed and received in time for voting, and not so revoked, will be voted at the Annual Meeting in accordance with the directions specified therein.

RECORD DATE AND VOTING RIGHTS

     Only holders of record of Versar's common stock, par value $.01 per share ("Common Stock"), at the close of business on October 2, 1998 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting and any adjournment(s) thereof. The number of shares of Common Stock outstanding and entitled to vote as of the Record Date was 5,917,682. Each share of Common Stock is entitled to one vote on all matters of business at the meeting.

     The By-laws of the Company require that the holders of a majority of the outstanding shares of the Company's Common Stock entitled to vote at the Annual Meeting be present in person or represented by proxy in order for a quorum to exist for the transaction of business at that meeting. Abstentions and "broker non-votes" (which occur if a broker or other nominee does not have discretionary authority and has not received voting instructions from the beneficial owner with respect to the particular item) are counted for purposed of determining the presence or absence of a quorum for the transaction of business. Assuming that such a quorum is present for the Annual Meeting, then those nine nominees for director who receive the highest number of votes cast will be elected.

     With respect to Proposal No. 2, the affirmative vote of a majority of the shares present and entitled to vote thereon is required. With respect to Proposal No. 3, the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote thereon is required. For purposes of Proposals No. 2 and 3, abstentions are counted for purposes of calculating shares entitled to vote but are not counted as shares voting and therefore have the effect of a vote against each such proposal. For purposes of Proposal No. 2, broker non-votes will have the same effect as abstentions. For purposes of Proposal No. 3, broker non-votes are not counted as shares eligible to vote and therefore have no effect. Abstentions and broker non-votes will have no effect on the outcome of the election of directors.

     Any proxy which is returned by a Stockholder properly completed and which is not revoked will be voted at the Annual Meeting in the manner specified therein. Unless contrary instructions are given, the persons designated as proxy holders in the accompanying proxy card (or their substitutes) will vote FOR the election of the Board of Directors' nominees, FOR proposals 2 and 3 and in the proxy holders' discretion with regard to all other matters. Any unmarked proxies, including those submitted by brokers (other than broker non-votes) or nominees, will be voted in favor of the proposals and the nominees for the Board of Directors, as indicated in the accompanying proxy card.

     The cost of preparing, assembling and mailing all proxy materials will be borne by Versar. In addition to solicitation by mail, solicitations may be made by personal interview, telephone, and telegram by officers and regular employees of the Company or its subsidiaries, acting without additional compensation. It is anticipated that banks, brokerage houses, and other custodians, nominees, and fiduciaries will forward this material to beneficial owners of shares of Common Stock entitled to vote at the Annual Meeting, and such persons will be reimbursed for the out-of-pocket expenses incurred by them in this regard.

     The Annual Report of the Company for fiscal year 1998 (including financial statements), the Notice of Annual Meeting, this Proxy Statement, and the enclosed proxy card were initially mailed in a single envelope to holders of the Common Stock as of the Record Date on or about October 19, 1998.

PRINCIPAL SHAREHOLDERS

     The table below sets forth, as of September 15, 1998, the only persons known by the Company to be the beneficial owners of more than 5% of the outstanding shares of Common Stock.

                                                               AMOUNT AND NATURE            PERCENT
                                                                 OF BENEFICIAL                OF
           NAME AND ADDRESS OF BENEFICIAL OWNER                    OWNERSHIP            CLASS OF STOCK
           ------------------------------------                    ---------            --------------
  Dr. Michael Markels, Jr.(1)                                       846,984                  14.3%
     6850 Versar Center
     Springfield, VA 22151
  Dr. Robert L. Durfee(1)                                           677,443                  11.4%
     6850 Versar Center
     Springfield, VA 22151
  Versar, Inc., Employee Savings and Stock                          833,416                  14.1%
  Ownership Plan(2)

---------------

(1) For a description of the nature of the beneficial ownership of Drs. Markels and Durfee, see "SECURITY HOLDINGS OF MANAGEMENT". The information with respect to shares of Common Stock held by Drs. Markels and Durfee are based upon filings with the Securities and Exchange Commission.

(2) All of the 833,416 shares of Common Stock held by the Employee Savings and Stock Ownership Plan ("ESSOP") are allocated to individual ESSOP participants' accounts and are voted by those participants. The ESSOP Trustees have investment power over all shares of Common Stock held by the ESSOP. The ESSOP Trustees are Michael Markels, Jr., Benjamin M. Rawls and James C. Dobbs. Each disclaims beneficial ownership of the Common Stock held by the ESSOP. The information with respect to shares of Common Stock held by the ESSOP is based upon filings with the Securities and Exchange Commission and a report by the Company's stock transfer agent.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based upon copies of reports furnished to Versar, the Company believes that all reports required to be filed by persons subject to Section 16 of the Securities Exchange Act of 1934, and the rules and regulations thereunder, have been timely filed.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

     The Board of Directors of the Company recommends the election of the persons named below who will be nominated to serve as directors of Versar until the fiscal year 1999 Annual Meeting of Stockholders and until their successors have been duly elected and qualified. The persons named in the accompanying proxy will vote for the election of the nominees named below unless authority is withheld. Each nominee is presently a director of the Company and has served as such for the time indicated opposite his name. If for any reason any of the persons named below should become unavailable to serve, an event that management does not anticipate, proxies will be voted for the remaining nominees and such other person or persons as may be designated by the Board of Directors.

                                     SERVED AS
            NAME                     DIRECTOR                    BUSINESS EXPERIENCE AND AGE
            ----                     ---------                   ---------------------------
Benjamin M. Rawls             1991 to the present      Chairman of the Board of Versar since November
                                                         1993, President and Chief Executive Officer
                                                         of Versar since April 1991; a director of
                                                         Sarnia Corporation ("Sarnia"), the Company's
                                                         former real estate holding company since
                                                         1992. Age 57.
Michael Markels, Jr.          1969 to the present      Chairman of the Board, President and Chief
                                                         Executive Officer of Ocean Farming, Inc.
                                                         since 1995; Co-founder of the Company;
                                                         Chairman Emeritus of the Board of Versar;
                                                         retired former Chairman of the Board of
                                                         Directors from April 1991 to November 1993;
                                                         President, Chief Executive Officer, and
                                                         Chairman of the Board and director from 1969
                                                         to March 1991; a director of Sarnia
                                                         Corporation since 1982. Age 72.
Robert L. Durfee              1969 to the present      Co-founder of the Company; Executive Vice
                                                         President of the Company since 1986 and
                                                         President of GEOMET Technologies, Inc., a
                                                         subsidiary of the Company since 1991. Age 62.
M. Lee Rice                   1969-1976; 1983 to the   Business consultant since 1986; between l983
                              present                    and 1986, President of the Shipbuilders
                                                         Council of America, the trade association of
                                                         principal shipbuilders and ship repairers;
                                                         between 1972 and 1983, President and Chief
                                                         Executive Officer of Ogden Transportation
                                                         Corporation and director of its parent, Ogden
                                                         Corporation, a diversified manufacturer and
                                                         services company. Age 73.

                                     SERVED AS
            NAME                     DIRECTOR                    BUSINESS EXPERIENCE AND AGE
            ----                     ---------                   ---------------------------
Charles I. Judkins, Jr.       1992 to the present      President and Chief Executive Officer of Sarnia
                                                         since June 1994; business consultant from
                                                         June 1993 to present; retired former Senior
                                                         Vice President of Versar from August 1992 to
                                                         May 1993; Senior Vice President and Chief
                                                         Financial Officer of Versar from July 1991 to
                                                         August 1992; President of GEOMET
                                                         Technologies, Inc., a subsidiary of the
                                                         Company from 1986 to 1991; Age 67.
Thomas J. Shields             1996 to the present      Managing Director of Shields & Company, Inc.,
                                                         an investment banking firm, since 1991;
                                                         Managing Director of Bear, Stearns and Co.,
                                                         Inc. from 1989 to 1991; and a director of
                                                         Seaboard Corporation and BJ's Wholesale Club,
                                                         Inc. Age 51.
Constantine G. Caras          1997 to the present      Private investor since June 1997; Executive
                                                         Vice President, Chief Administrative Officer
                                                         and Director of Ogden Corporation from July
                                                         1990 to May 1997; a director of OMI Corp. Age
                                                         60.
David Gladstone               1997 to the present      Private investor since November 1997; Chairman
                                                         and CEO of Allied Capital Corporation from
                                                         1994 to 1997; a director of American Capital
                                                         Strategies Ltd. Age 56.
Pat H. Moore                  1997 to the present      Private Investor since 1995; Lecturer School of
                                                         Engineering, Rice University since 1995;
                                                         Executive Vice President and director of
                                                         Brown & Root, Inc. from 1990 to 1995. Age 68.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of Versar has standing Executive, Audit, Compensation, Nominating and Strategic Planning Committees.

     During fiscal year 1998, the members of the Executive Committee were Mr. Rawls (Chairman), Dr. Durfee, Dr. Markels and Mr. Rice. The primary duty of the Executive Committee is to act in the Board's stead when the Board is not in session, during which time the Committee possesses all the powers of the Board in the management of the business and affairs of the Company, except as otherwise limited by law.

     During fiscal year 1998, the Audit Committee, composed exclusively of directors who were not employees of the Company, consisted of Messrs. Judkins (Chairman), Gladstone, Moore and Rice. This Committee's primary responsibilities are to provide oversight of the Company's accounting and financial controls, review the scope of and procedures to be used in the annual audit, review the financial statements and results of the annual audit, and evaluate the performance of the independent accountants and the Company's financial and accounting personnel.

     The Compensation Committee, the members of which, during fiscal year 1998, were Messrs. Shields (Chairman), Caras, Gladstone and Judkins, reviews and adjusts compensation paid to the President of the Company and all executive officers, and administers the Company's cash bonus and stock option plans.

     The Nominating Committee, the members of which, during fiscal year 1998, were Dr. Durfee (Chairman), Dr. Markels, Mr. Rawls and Mr. Skidmore (a Director of the Company who elected not to stand for reelection), develops criteria for Board membership and proposes Board members who meet the criteria for the annual election of directors. The Committee also identifies potential Board members to fill vacancies which may occur between annual stockholder meetings. Stockholders may submit nominees for the

Board of Directors in writing to the Nominating Committee at the Company's Springfield office no later than June 15, 1999 for the 1999 Annual Meeting of Stockholders.

     The Strategic Planning Committee, the members of which, during fiscal year 1998 were, Messrs. Skidmore (Chairman); Rawls, Shields, Caras and Moore provide guidance to management on strategic planning and the direction of the Company.

BOARD AND COMMITTEE MEETINGS

     During fiscal year 1998, the Board of Directors met four times. The Executive Committee met once. The Audit Committee met four times. The Strategic Planning Committee met twice. The Nominating Committee met once. The Compensation Committee met twice. All directors of the Company attended at least 75% of all meetings of the Board and committees on which they served, except Mr. Gladstone who attended two out of the three Board of Director meetings and neither of the two Audit Committee meetings since his election to the Board and Mr. Moore who attended one out of two Strategic Planning Committee meetings.

DIRECTORS' COMPENSATION AND CERTAIN TRANSACTIONS

     Directors who are not employees of the Company are paid an annual fee of $3,000 plus an attendance fee of $1,000 for each meeting of the Board and of its committees where the director is physically present and $500 for each meeting of the Board or of its Committees attended telephonically. Under the 1996 Stock Option Plan directors may receive options in the discretion of the administrator of the plan, but no formula grants are provided. No options were issued in fiscal year 1998.

     On February 25, 1997, Shields & Company entered into a one-year Consulting Agreement with the Company to provide advise on potential business transactions and combinations in an amount not to exceed $25,000. Thomas J. Shields, a Director of the Company, is a Managing Director of Shields & Company. The terms of the agreement were negotiated on an arms length basis. During the fiscal year ended June 30, 1998, Shields & Company was paid $20,225 under the agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Rawls, an executive officer of Versar, serves on the Board of Directors of Sarnia Corporation. Mr. Judkins, an executive officer of Sarnia Corporation is a member of the Compensation Committee of Versar.

                        SECURITY HOLDINGS OF MANAGEMENT

     The following table sets forth certain information regarding the ownership of Versar's Common Stock by the Company's directors and each executive officer named in the Summary Compensation Table and the Company's directors and executive officers as a group, as of September 15, 1998.

                                                                   SHARES OF COMMON STOCK
                                                                     BENEFICIALLY OWNED
                                                                           AS OF
                    INDIVIDUAL OR GROUP                            SEPTEMBER 15, 1998 (1)
                    -------------------                            -----------------------
                                                                    NUMBER         PERCENT
                                                                    ------         -------
Michael Markels, Jr.(2)                                              846,984        14.3%
Robert L. Durfee(3)                                                  677,443        11.4%
Thomas J. Shields                                                          0         *
M. Lee Rice                                                            1,200         *
James A. Skidmore, Jr.(4)                                            153,200         2.6%
Benjamin M. Rawls(5)                                                 232,547         3.7%
Charles I. Judkins, Jr.(6)                                            80,544         1.3%
David Gladstone                                                            0
Constantine Caras                                                          0
Pat H. Moore                                                           1,000         *
Thomas S. Rooney(7)                                                  138,393         2.2%
Lawrence A. White(8)                                                 117,422         1.9%
Gayaneh Contos(9)                                                    122,266         2.0%
All directors and executive officers as a group (15
  persons)(10)                                                     2,489,633       37.69%

---------------
  *  Less than 1%

 (1) For the purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule l3d-3 under the Securities Exchange Act of 1934, as amended, under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or to direct the voting of the security or the power to dispose or to direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within 60 days of September 15, 1998. With respect to ownership of shares which are held in the ESSOP but allocated to individuals' accounts, the information is current as of September 15, 1998.

 (2) Includes 425,900 shares owned by adult children of Dr. Markels as to which he shares voting and investment power. Includes 700 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 15, 1998. Dr. Markels is a Trustee of the ESSOP and as such he has shared investment power over 833,416 shares and shared voting power over 833,416 shares held by the ESSOP, none of which are included in the above table. Dr. Markels disclaims beneficial ownership of the ESSOP shares.

 (3) Includes 34,000 shares owned by adult children of Dr. Durfee as to which he shares voting and investment power. Includes 19,000 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 15, 1998.

 (4) Includes 10,000 shares that may be purchased upon the exercise of stock options within 60 days after September 15, 1998.

 (5) Includes 217,000 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 15, 1998. Mr. Rawls is a Trustee of the ESSOP and as such he has shared investment power over 833,416 shares and shared voting power over 833,416 shares held by the ESSOP, none of which are included in the above table. Mr. Rawls disclaims beneficial ownership of the ESSOP shares.

 (6) Includes 26,200 shares that may be purchased upon the exercise of stock options within 60 days after September 15, 1998.

 (7) Includes 127,500 shares that may be purchased upon the exercise of stock options within 60 days after September 15, 1998.

 (8) Includes 108,000 shares that may be purchased upon the exercise of stock options within 60 days after September 15, 1998.

 (9) Includes 70,600 shares that may be purchased upon the exercise of stock options within 60 days after September 15, 1998.

(10) Includes 686,800 shares that may be purchased upon the exercise of stock options within 60 days after September 15, 1998. Excludes 833,416 shares held by the ESSOP.

                             EXECUTIVE COMPENSATION

CASH COMPENSATION

     The following table sets forth information on compensation paid by Versar for services rendered in all capacities during the three fiscal years ended June 30, 1998, to the Company's Chief Executive Officer and the four most highly compensated executive officers of the Company (collectively the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                              ANNUAL COMPENSATION                      COMPENSATION
                                                                                ----------------------------
                                                                                          AWARDS
                                   ------------------------------------------   ----------------------------
                                                                                 SECURITIES
                                                                 OTHER ANNUAL    UNDERLYING
     NAME, PRINCIPAL POSITION,        SALARY            BONUS    COMPENSATION   OPTIONS/SARS    ALL OTHER
          AND FISCAL YEAR               $                 $          $(1)            #         COMPENSATION
  -----------------------------    -------------       -------   -------------  ------------- ---------------
  Benjamin M. Rawls
  Chairman of the Board, President and Chief Executive Officer
  1998                             $268,750            $45,000         0           45,000       $10,890(2)
  1997                              259,462(7)               0         0                0         8,465(2)
  1996                              243,467                  0         0          300,000        12,150(2)
  James A. Skidmore, Jr.
  Chairman, CEO and President of Science Management Corporation
  1998                             $200,000                  0         0                0       $   384(2)
  Thomas S. Rooney
  Executive Vice President
  1998                             $190,902            $25,000         0           35,000       $11,266(4)
  1997                              187,025(7)           6,800         0                0        10,627(4)
  1996                              178,380                  0         0          137,500        11,049(4)
  Lawrence A. White
  Executive Vice President
  1998                             $180,333            $10,000         0           10,000       $ 8,315(5)
  1997                              181,721(7)           4,000         0                0         7,633(5)
  1996                              170,385              4,000         0                0         8,144(5)
  Gayaneh Contos
  Senior Vice President
  1998                             $167,308            $10,000         0           13,000       $10,226(6)
  1997                              164,307(7)           8,600         0                0         8,479(6)
  1996                              163,952             10,000         0           30,000         9,068(6)

---------------
(1) No amounts are shown in "Other Annual Compensation" column for fiscal years 1998, 1997 and 1996 because the aggregate amount of any perquisites or other personal benefits for each of the Named Executive Officers did not exceed the lesser of (i) $50,000 or (ii) 10 percent of the combined fiscal year 1997, 1997 or 1996 salary and bonus for the Named Executive Officer and the Company does not pay any other type of compensation that would have to be reported under this column.

(2) The amounts shown in this column for Mr. Rawls are comprised of the following: (i)in 1998 a payment of $4,223 for life insurance premiums on term life insurance, in 1997 a payment of $3,894 for insurance premiums on term life insurance and in 1996 a payment of $3,150 for insurance premiums on term life insurance; and, (ii) in 1998 a contribution of $6,667 to the Company's 401(k) Plan on behalf of Mr. Rawls; in 1997 a contribution of $4,571 to the Company 401(k) Plan on behalf of Mr. Rawls, and in 1996 a contribution of $9,000 to the Company 401(k) Plan on behalf of Mr. Rawls.

(3) The amount shown in this column for Mr. Skidmore constitutes $384 for life insurance premiums on term life insurance.

(4) The amounts shown in this column for Mr. Rooney are comprised of the following: (i) in 1998 a payment of $4,910 for life insurance premiums on term life insurance, in 1997 a payment of $4,520 for insurance premiums on term life insurance, in 1996 a payment of $4,309 for insurance premiums on term life insurance; and (ii) in 1998 a contribution of $6,555 to the Company's 401(k) Plan on behalf of Mr. Rooney, in 1997 a contribution of $6,107 to the Company 401(k) Plan on behalf of Mr. Rooney, in 1996 a contribution of $6,740 to the Company 401(k) Plan on behalf of Mr. Rooney.

(5) The amounts shown in this column for Mr. White are comprised of the following: (i) in 1998 a payment of $2,131 for life insurance premiums on term life insurance, in 1997 a payment of $1,794 for insurance premiums on term life insurance, in 1996 a payment of $1,675 for insurance premiums on term life insurance; and (ii) in 1998 a contribution of $6,264 to the Company 401(k) plan on behalf of Mr. White, in 1997 a contribution of $5,839 to the Company 401(k) Plan on behalf of Mr. White, in 1996 a contribution of $6,469 to the Company 401(k) Plan on behalf of Mr. White.

(6) The amounts shown in this column for Mrs. Contos are comprised of the following: (i) in 1998 a payment of $3,996 for life insurance premiums on term life insurance, in 1997 a payment of $3,937 for insurance premiums on term life insurance, in 1996 a payment of $2,915 for insurance premiums on term life insurance, and; (ii) in 1998 a contribution of $6,230 to the Company's 401(k) Plan on behalf of Mrs. Contos, in 1997 a contribution of $4,542 to the Company 401(k) Plan on the behalf of Mrs. Contos, in 1996 a contribution of $6,153 the Company 401(k) Plan on behalf of Mrs. Contos.

(7) The salary for fiscal year 1997 reflects payments for 27 pay periods instead of 26 due to the change in financial reporting by the Company. This will not have any effect on the total salary received by these individuals for the calendar year 1998.

     The following tables set forth certain information with respect to stock options (i) granted to the Named Executive Officers and (ii) exercised under the Company's 1996 Stock Option Plan during the fiscal year ended June 30, 1998.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                 POTENTIAL REALIZED
                                                                                                      VALUE AT
                                                                                                   ASSUMED ANNUAL
                                                                                                   RATES OF STOCK
                                                                                                 PRICE APPRECIATION
                                                   INDIVIDUAL GRANTS                             FOR OPTION TERM(4)
                          ------------------------------------------------------------------   -----------------------
           (a)                   (b)                 (c)               (d)             (e)         (f)        (g)
                              NUMBER OF          % OF TOTAL
                              SECURITIES       OPTIONS GRANTED     EXERCISE OR
                          UNDERLYING OPTIONS   TO EMPLOYEES IN      BASE PRICE      EXPIRATION
          NAME               GRANTED#(1)       FISCAL YEAR(2)    ($ PER SHARE)(3)      DATE       5%($)     10%($)
  ------------------      -------------------  ---------------   ----------------   -----------  -------   -----------
  Benjamin M. Rawls             45,000              13.9%              4.50          1/26/08     649,374   1,525,061
  Thomas S. Rooney              25,000              10.8%              4.50          1/26/08
                                10,000                                5.375          5/14/08     533,128   1,920,862
  Lawrence A. White             10,000               3.0%             5.375          5/14/08     172,365     404,800
  Gayaneh Contos                13,000               4.0%              4.50          1/26/08     187,597     440,573
  James A. Skidmore                  0             --                --                --          --

---------------
(1) The options were granted for a term of 10 years, 20% of which were vested immediately and 80% of which vest equally over a four year period, subject to earlier termination in certain events related to termination of employment. The 1996 Stock Option Plan includes a change-in-control provision providing for immediate vesting upon the happening of certain events defined as a change-in-control of the Company. The option plan grants the Compensation Committee broad discretion to change or modify the material terms of the option grants.

(2) The total number of options granted to employees for fiscal year 1998 was 323,000.

(3) The exercise price equals the fair market value of the underlying Common Stock on the date of the grant for all options disclosed in this table.

(4) The dollar amounts in these columns are determined using assumed rates of appreciation set by the Securities and Exchange Commission and are not intended to forecast future appreciation, if any, in the market value of the Corporation's Common Stock. Such amounts are based on the assumptions that the named persons hold the options for their full ten-year term. Actual value of the options will vary in accordance with the market price of the Corporation's Common Stock.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUE

              (a)                  (b)         (c)                 (d)                          (e)
                                                          NUMBER OF SECURITIES
                                 SHARES                  UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                               ACQUIRED ON    VALUE      OPTIONS/SARS AT 6/30/98            IN-THE-MONEY
                                EXERCISE     REALIZED              (#)                OPTIONS/SARS AT 6/30/98
             NAME                  (#)         ($)      EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE(1)
  ---------------------------  -----------   --------   -------------------------   ----------------------------
  Benjamin M. Rawls..........       0           0           217,000/156,000            $840,875/604,500
  Thomas S. Rooney...........       0           0            127,000/77,500           $494,062/300,312(2)
  Lawrence A. White..........       0           0            108,000/12,000             $418,500/46,500
  Gayaneh Contos.............       0           0             70,600/22,400           $273,575/86,800(3)
  James A. Skidmore, Jr. ....       0           0             10,000/15,000             $38,750/58,125

------------------
(1) On June 30, 1998, the closing price of the Company's Common stock was $3.875.

(2) 12,500 options granted to Mr. Rooney were out-of-the money which means that the option exercise price for those options exceeded the closing price of the Company's Common Stock on the American Stock Exchange on June 30, 1998.

(3) 15,000 options granted Mrs. Contos were out-of-the money which means that the option exercise price for those options exceeded the closing price of the Company's Common Stock on the American Stock Exchange on June 30, 1998.

                            STOCK PERFORMANCE GRAPH

     The following graph and table show a comparison of the cumulative total return since June 30, 1993 on $100 invested in Versar Common Stock, the Standard & Poors 500 Stock Index and a Peer Group consisting of ten companies (EA Engineering, Science and Technology, Inc.; Ecology & Environment, Inc.; EMCON; GZA Environmental Technologies, Inc.; Harding Associates, Incorporated; ICF Kaiser International, Inc.; TRC Companies, Inc.; Roy F. Weston, Inc. and International Technology Corp. and Jacobs Engineering Group, Inc.), and Versar, which in each case includes reinvestment of dividends where applicable. The Peer Group used by the Company in its proxy statement prior to 1997 included Earth Technology Corporation which was acquired by a large diversified manufacturing company and Groundwater Technology, Inc. which was purchased by a multi billion dollar engineering construction firm. In their place, International Technology Corp. and Jacobs Engineering Group, Inc. were added in 1997 to better reflect the new diversified engineering and construction activity of Versar.

                                   [GRAPH]

                     CUMULATIVE SHAREHOLDER'S RETURN TABLE

                                         CUMULATIVE SHAREHOLDER'S RETURN
    ----------------------------------------------------------------------------------------------------------
                                                      LAST TRADING DATE IN FISCAL YEARS
                                ------------------------------------------------------------------------------
                                1993        1994            1995          1996            1997          1998
                                -----      -----            ----          -----           ----          -----
    Versar, Inc.                $100       $133.01(1)      $135.62       $156.48         $156.48       $161.70
    Peer Group                  $100        $85.49          $85.21        $89.69          $84.59       $100.03
    S&P 500                     $100       $101.41         $127.84       $161.09         $216.99       $282.43

---------------
(1) On June 30, 1994, Versar spun-off its real estate subsidiary, Sarnia Corporation (formerly Versar Virginia, Inc.) to Versar's Stockholders on a one to one share basis. Because of its negative equity position after the spin-off Sarnia Common Stock had a zero tax basis.

           REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee ("Committee") of the Board of Directors has furnished the following report on executive compensation for fiscal year 1998. The compensation decisions reported below were made in October 1997 based upon the Company's and each executives' performance for fiscal year 1997 which ended June 30, 1997. The Committee provides oversight of all policies under which compensation is paid to the Company's executive officers and stock options are granted. The Committee consists entirely of non-employee directors.

EXECUTIVE COMPENSATION PHILOSOPHIES AND POLICIES

     The Committee's executive compensation policies are designed to provide competitive levels of compensation which integrate pay with performance, recognize individual initiative and achievements and assist the Company in attracting and retaining qualified executives. Target levels of the executive officers' overall compensation are intended to be consistent with others' compensation in the Company's industry for similar executives, but are also weighed toward results that contribute to increases in shareholder value and enhance the Company's long-term performance.

     The Company's executive compensation program includes three components:

(1)  Base salary;

(2)  Annual Bonus (stock or cash); and

(3)  Long-term incentive awards.

 - Base Salary -- ranges of appropriate base salaries are determined by analysis of salary data on positions of comparable responsibility within the environmental services industry. Committee approval of individual salary changes is based upon performance of the executive against the Company's financial and strategic objectives and of the position of the executive in the competitive salary range.

 - Annual Bonus -- bonuses are paid pursuant to an executive incentive bonus plan established each year by the Board of Directors for key employees and managers of the Company and its subsidiaries. Under the bonus plan, an incentive pool is created each fiscal year and is distributed if certain financial goals for the Company are met. The amount of the incentive pool distributed depends on the extent to which the Company's consolidated net income before taxes exceeds targeted amounts as set forth in the bonus pool schedule.

 - Long-Term Incentive Awards -- the purpose of this element of the executive compensation program is to link management pay with the long-term interest of shareholders, rather than only the performance of the Company in a single fiscal year.
     The Committee is currently using incentive stock options from the Company's 1996 Stock Option Plan for key employees and managers. In determining annual stock option grants, the Committee bases its decision on the individual's performance or potential to improve shareholder value.

     In determining executive compensation for fiscal year 1998, the Committee took into account the performance of the Company's stock, the financial performance of the Company and the continued growth of the Company in fiscal year 1997. While the Company in fiscal year 1997 did not make its profit plan, the Company made significant progress and increased shareholder value as reflected in the significant rise in the price of Versar's common stock in the later portion of calendar 1997. The Company's accomplishments during fiscal year 1997 included an 81% increase in operating income, a 10% increase in revenue and an increase in backlog to approximately $340 million dollars. This was achieved despite the fact that the Company began to pay federal taxes and a generally unfavorable business climate for its principal lines of business. The Committee considered the fact that there were no salary increases for Executive Officers in 1996.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     The Committee reviewed Mr. Rawls performance and accomplishments for fiscal year 1997 in setting his compensation for fiscal year 1998, which accomplishments are outlined above. It concluded the overall trends of the Company as favorable. In addition, the Committee noted that Mr. Rawls had not received a bonus since he joined the Company in 1991 and had forgone significant salary during the past six years. Based upon the Company's financial results during fiscal year 1997 and the initial implementation of the Vision 2000 program, the Committee approved a salary increase of $25,000 to $275,000 and a $50,000 bonus for Mr. Rawls. The Committee also granted Mr. Rawls 45,000 incentive stock options.

COMPENSATION FOR NAMED EXECUTIVE OFFICERS

     The Committee recognized the continued strong performance of the AFCEE Contract and the Rocky Mountain Region under Thomas S. Rooney's leadership. It also recognized that his guidance and direction was a significant factor in the Company's performance in fiscal year 1997. The Committee approved a salary increase of $15,000 to $195,000 and a $25,000 bonus for Mr. Rooney. The Committee also granted Mr. Rooney 35,000 incentive stock options.

     Despite not meeting the new orders goal in fiscal year 1997, Lawrence A. White has put efforts in increasing the Company's backlog, putting effective teams together and developing a company-wide business development strategy. Mr. White has also began increasing our private sector business and has transitioned into new areas such as outsourcing and privatization. The Committee approved a salary increase of $10,000 to $185,000 and a $10,000 bonus for Mr. White. The Committee also granted Mr. White 10,000 incentive stock options.

     The Committee agreed that Mrs. Contos was a strong technical and financial unit manager, especially with respect to financial controls. The units reporting to her, ESG, ESM and Atlantic, were successful in fiscal year 1997 and, as a whole, almost on plan. Based upon these factors, the Committee approved a salary increase of $10,000 to $170,000 and a $10,000 bonus for Mrs. Contos. The Committee also granted Mrs. Contos 13,000 incentive stock options.

     James A. Skidmore, Jr. was not a Versar employee in fiscal year 1997 and was under an Employment Agreement in fiscal year 1998 so no action was taken regarding his compensation.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Thomas J. Shields, Chairman
Constantine Caras
David Gladstone
Charles I. Judkins, Jr.

                                 PROPOSAL NO. 2
                   AMENDMENT TO CERTIFICATE OF INCORPORATION
                     TO CHANGE PAR VALUE OF PREFERRED STOCK

     On August 4, 1998, the Board of Directors of the Company unanimously adopted, subject to Stockholder approval, an amendment to the Company's Amended and Restated Certificate of Incorporation (the "Par Value Amendment") decreasing the par value of the Company's undesignated class of preferred stock (the "Preferred Stock") from $25.00 per share to $0.01 per share. The Stockholders are asked to approve the adoption of the Par Value Amendment as described below.

     THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING RESOLUTION WHICH WILL BE PRESENTED AT THE COMPANY'S ANNUAL MEETING:

     RESOLVED, that the first sentence of Article FOURTH of the Amended and Restated Certificate of Incorporation of the Company be, and hereby is, amended to read in its entirety as follows:

       The total number of shares of stock that the Corporation shall have authority to issue is forty million (40,000,000) of which thirty million (30,000,000) shall be designated common stock, $.01 par value per share, and ten million (10,000,000) shall be designated preferred stock, $.01 par value per share.

REASONS FOR THE PROPOSAL

     None of the ten million (10,000,000) shares of authorized Preferred Stock have been issued. This class of authorized, but unissued, Preferred Stock was originally approved by the Stockholders of the Company at the Company's annual meeting held on November 14, 1996. At such time, the Preferred Stock was approved with a par value of $25.00 per share. Following approval of this class of Preferred Stock, it was determined that the par value designation of $25.00 per share would result in additional expense to the Company for franchise taxes of approximately $40,000 per year. Pursuant to the State of Delaware's method of calculating franchise tax, the proposed Par Value Amendment would reduce expenses associated with the Company's franchise tax payments by approximately $30,000 per year. The Company believes that this franchise tax savings will benefit the Company without impairing the ability of the Company to issue Preferred Stock in the future at an appropriate price.

     The Company has no plan, commitment or understanding at this time to issue any shares of Preferred Stock. However, pursuant to the Amended and Restated Certificate of Incorporation of the Company, the Board is authorized, without further action by the Stockholders, to issue Preferred Stock in series, to establish the number of shares to be included in each such series and the designations, preferences and relative, participating, optional, conversion and other special rights and qualifications, limitations or restrictions, of such shares. The existence of the Preferred Stock may enable the Board to render more difficult or discourage an attempt by another person or entity to obtain control of the Company. Such Preferred Stock could be issued by the Board in a public or private sale, merger or similar transaction, increasing the number of outstanding shares and thereby diluting the equity interest and voting power of a party attempting to obtain control of the Company.

VOTE REQUIRED

     Proxies will be voted for the proposed Par Value Amendment to the Company's Amended and Restated Certificate of Incorporation unless contrary instructions are set forth on the proxy card. The affirmative vote by Stockholders holding at least a majority of the votes entitled to be cast by holders of the Common Stock outstanding and entitled to vote at the Annual Meeting is required for the adoption of the Par Value Amendment.

                                 PROPOSAL NO. 3
                           APPOINTMENT OF ACCOUNTANTS

     The Board of Directors considers it desirable that its appointment of the firm of Arthur Andersen LLP ("Arthur Andersen") as independent accountants of the Company for fiscal year 1999 be ratified by the Stockholders. Arthur Andersen served as the Company's independent accountant in fiscal years 1996 through 1998. Representatives of Arthur Andersen will be present at the Annual Meeting, will be given an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from the Stockholders.

     The Board of Directors recommends a vote "FOR" this proposal and the enclosed proxy will be so voted unless the proxy specifically indicates otherwise.

                              1999 ANNUAL MEETING

     It is presently contemplated that the 1999 Annual Meeting of Stockholders will be held on or about November 17, 1999. In order for any appropriate stockholder proposal to be considered for inclusion in the proxy materials for the 1999 Annual Meeting of Stockholders, it must be received by the Secretary of the Company no later than June 17, 1999, by certified mail, return receipt requested.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, management of the Company has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.

                                          By Order of the Board of Directors,

                                          /s/ JAMES C. DOBBS
                                          James C. Dobbs
                                          Secretary
October 19, 1998

       ______
      |______|


(1) Election of Directors           VOTE FOR all nominees  /X/      WITHHOLD authority to vote      /X/       EXCEPTIONS*   /X/
                                    listed below.                   for all nominees listed below.


    Nominee: Benjamin M. Rawls, Michael Markels, Jr., Robert L. Durfee, M. Les Rice, Charles J. Judkins, Jr., Thomas J. Shields,
             Constantine G. Caras, David Gladstone and Pat M. Moore.

    (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S
    NAME IN THE SPACE PROVIDED BELOW).
    Exception_________________________________________________________________________________________________________________

(2) To Amend the Company's Certificate of Incorporation          (3) Ratification of the appointment of Arthur Andersen
    to change the par value of the undersignated                     LLP as independent accountants for fiscal year 1999.
    preferred stock from $25.00 to $.01 per share.

    FOR  /X/      AGAINST  /X/     ABSTAIN  /X/                      FOR  /X/      AGAINST  /X/     ABSTAIN  /X/

(4) At their discretion upon such other matters as may properly come before the meeting or any adjournment(s) thereof and upon matters incident to the conduct of the meeting.


                                                                       Change of Address and
                                                                       or Comments Mark Here    /X/

                                                                  Please sign exactly as your name appears herein. If you
                                                                  are signing for the stockholder, please sign the
                                                                  stockholder's name, your name and state the capacity in
                                                                  which you are signing.

                                                                  Dated: _________________________________________, 1998

                                                                  ------------------------------------------------------

                                                                  ------------------------------------------------------
                                                                                      (Signatures)

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN     PLEASE INDICATE VOTES
THE ENCLOSED ENVELOPE.                                            (X) IN BLACK OR BLUE INK.   / /



                                  VERSAR, INC.

                PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD NOVEMBER 18, 1998

                SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby authorizes Michael Markels, Jr., Benjamin M. Rawls, and Robert L. Durfee, and each of them individually, with power of substitution, to vote and otherwise represent all of the shares of Common
Stock of Versar, Inc. (the "Company"), held of record by the undersigned, at the Annual Meeting of Stockholders of the Company to be held at the Company's offices, 6850 Versar Center, Springfield, Virginia, on Wednesday, November 18, 1998 at 10:15 a.m. local time, and any adjournment(s) thereof, as indicated on the reverse side hereof.

     The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated, in each case, October 19, 1998. All other proxies heretofore given by the undersigned to vote shares of the Company's Common Stock are expressly revoked.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DESCRIBED ON THE REVERSE HEREOF BY THE STOCKHOLDER. IF NOT OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTORS LISTED IN PROPOSAL 1 AND FOR PROPOSALS REFERRED TO IN ITEMS 2, 3 AND 4 ON THE REVERSE SIDE.


(CONTINUED, AND TO BE SIGNED AND DATED ON THE REVERSE SIDE)


                                          VERSAR, INC.
                                          P.O. BOX 11078
                                          NEW YORK, N.Y. 10203-0078